CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 29, 1996) pertaining to the American States Financial Corporation Stock Option Incentive Plan of our report dated January 31, 1996 (except for Note 1, as to which the date is May 16, 1996 and Note 16, as to which the date is February 14, 1996) with respect to the consolidated financial statements of American States Financial Corporation included in the prospectus dated May 22, 1996, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended.


                                        /S/  ERNST & YOUNG LLP
Indianapolis, Indiana
May 28, 1996